Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

Axalta Coating Systems Ltd.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

G0750C108

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G0750C108	Schedule 13G	Page 1 of 28

1	Names of Reporting Persons The Carlyle Group L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person PN

CUSIP No. G0750C108	Schedule 13G	Page 2 of 28

1	Names of Reporting Persons Carlyle Group Management L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. G0750C108	Schedule 13G	Page 3 of 28

1	Names of Reporting Persons Carlyle Holdings II GP L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. G0750C108	Schedule 13G	Page 4 of 28

1	Names of Reporting Persons Carlyle Holdings II L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Québec

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person OO (Québec société en commandit)

CUSIP No. G0750C108	Schedule 13G	Page 5 of 28

1	Names of Reporting Persons TC Group Cayman Investment Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person PN

CUSIP No. G0750C108	Schedule 13G	Page 6 of 28

1	Names of Reporting Persons TC Group Cayman Investment Holdings Sub L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person PN

CUSIP No. G0750C108	Schedule 13G	Page 7 of 28

1	Names of Reporting Persons CP V General Partner, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person OO (Cayman Islands Exempt Company)

CUSIP No. G0750C108	Schedule 13G	Page 8 of 28

1	Names of Reporting Persons TC Group V Cayman, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person PN

CUSIP No. G0750C108	Schedule 13G	Page 9 of 28

1	Names of Reporting Persons Carlyle Partners V SA1 Cayman, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person PN

CUSIP No. G0750C108	Schedule 13G	Page 10 of 28

1	Names of Reporting Persons Carlyle Partners V SA2 Cayman, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person PN

CUSIP No. G0750C108	Schedule 13G	Page 11 of 28

1	Names of Reporting Persons Carlyle Partners V SA3 Cayman, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person PN

CUSIP No. G0750C108	Schedule 13G	Page 12 of 28

1	Names of Reporting Persons Carlyle Partners V-A Cayman, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person PN

CUSIP No. G0750C108	Schedule 13G	Page 13 of 28

1	Names of Reporting Persons CP V Coinvestment A Cayman, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person PN

CUSIP No. G0750C108	Schedule 13G	Page 14 of 28

1	Names of Reporting Persons CP V Coinvestment B Cayman, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person PN

CUSIP No. G0750C108	Schedule 13G	Page 15 of 28

1	Names of Reporting Persons Carlyle Coatings Partners, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person PN

CUSIP No. G0750C108	Schedule 13G	Page 16 of 28

1	Names of Reporting Persons CEP III Managing GP Holdings, Ltd.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person OO (Cayman Islands Exempt Company)

CUSIP No. G0750C108	Schedule 13G	Page 17 of 28

1	Names of Reporting Persons CEP III Managing GP, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person PN

CUSIP No. G0750C108	Schedule 13G	Page 18 of 28

1	Names of Reporting Persons Carlyle Europe Partners III, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person PN

CUSIP No. G0750C108	Schedule 13G	Page 19 of 28

1	Names of Reporting Persons CEP III Participations S.à r.l. SICAR
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizen or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0%
12	Type of Reporting Person OO (Luxembourg Limited Liability Company)

CUSIP No. G0750C108	Schedule 13G	Page 20 of 28

ITEM 1.	(a) Name of Issuer:

Axalta Coating Systems Ltd. (the “Issuer”)

(b) Address of Issuer’s Principal Executive Offices:

Two Commerce Square,

2001 Market Street,

Suite 3600,

Philadelphia, Pennsylvania 19103

ITEM 2.	(a) Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group L.P.

Carlyle Holdings II GP L.L.C.

Carlyle Holdings II L.P.

TC Group Cayman Investment Holdings, L.P.

TC Group Cayman Investment Holdings Sub L.P.

CP V General Partner, L.L.C.

TC Group V Cayman, L.P.

Carlyle Partners V SA1 Cayman, L.P. (“CPV SA1”)

Carlyle Partners V SA2 Cayman, L.P. (“CPV SA2”)

Carlyle Partners V SA3 Cayman, L.P. (“CPV SA3”)

Carlyle Partners V-A Cayman, L.P. (“CPV-A”)

CP V Coinvestment A Cayman, L.P. (“CPV Coinvest A”)

CP V Coinvestment B Cayman, L.P. (“CPV Coinvest B”)

Carlyle Coatings Partners, L.P. (“CCP”, and together with CPV SA1, CPV

SA2, CPV SA3, CPV-A, CPV Coinvest A and CPV Coinvest B, the

“Carlyle Cayman Shareholders”)

CEP III Managing GP Holdings, Ltd.

CEP III Managing GP, L.P.

Carlyle Europe Partners III, L.P.

CEP III Participations S.à r.l. SICAR (“CEP III”)

(b) Address or Principal Business Office:

The address for each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., TC Group V Cayman, L.P. and the Carlyle Cayman Shareholders is c/o c/o Walkers, Cayman Corporate Center, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The address for CEP III is c/o The Carlyle Group, 2, avenue Charles de Gaulle,

CUSIP No. G0750C108	Schedule 13G	Page 21 of 28

L -1653 Luxembourg, Luxembourg. The address of each of the other Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

(c) Citizenship of each Reporting Person is:

Carlyle Group Management L.L.C., The Carlyle Group L.P. and Carlyle Holdings II GP L.L.C. are organized in the state of Delaware. Carlyle Holdings II L.P. is a Québec société en commandit. CEP III Managing GP, L.P. and Carlyle Europe Partners III, L.P. are organized under the laws of the United Kingdom. CEP III Participations S.à r.l. SICAR is organized under the laws of Luxembourg. Each of the other Reporting Persons is organized under the laws of the Cayman Islands.

(d) Title of Class of Securities:

Common shares, $1.00 par value per share (“Common Shares”).

(e) CUSIP Number:

G0750C108

ITEM 3.

Not applicable.

ITEM 4.	Ownership.

(a) Amount beneficially owned:

This amendment to Schedule 13G is being filed on behalf of the Reporting Persons to report that, as of December 31, 2016, the Reporting Persons do not beneficially own any Common Shares.

(b) Percent of Class:

See Item 4(a) hereof.

(c) Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 0

CUSIP No. G0750C108	Schedule 13G	Page 22 of 28

ITEM 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

Not applicable.

CUSIP No. G0750C108	Schedule 13G	Page 23 of 28

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2017

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Daniel D’Aniello

Name:	Daniel D’Aniello
Title:	Chairman

THE CARLYLE GROUP L.P.
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel D’Aniello

Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II GP L.L.C.
By: The Carlyle Group L.P., its managing member
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel D’Aniello

Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II L.P.

By:	/s/ Daniel D’Aniello

Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. G0750C108	Schedule 13G	Page 24 of 28

TC GROUP CAYMAN INVESTMENT
HOLDINGS, L.P.
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Daniel D’Aniello
Name: Daniel D’Aniello
Title: Chairman

TC GROUP CAYMAN INVESTMENT
HOLDINGS SUB L.P.
By: TC Group Cayman Investment Holdings,
L.P., its general partner
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Daniel D’Aniello
Name: Daniel D’Aniello
Title: Chairman

CP V GENERAL PARTNER, L.L.C.

By:	/s/ Jeremy W. Anderson
Name: Jeremy W. Anderson
Title: Authorized Signatory

TC GROUP V CAYMAN, L.P.
By: CP V General Partner, L.L.C., its general
partner

By:	/s/ Jeremy W. Anderson
Name: Jeremy W. Anderson
Title: Authorized Signatory

CUSIP No. G0750C108	Schedule 13G	Page 25 of 28

CARLYLE PARTNERS V SA1 CAYMAN, L.P. By: TC Group V Cayman, L.P., its general partner By: CP V General Partner, L.L.C., its general partner

By:	/s/ Jeremy W. Anderson

Name:	Jeremy W. Anderson
Title:	Authorized Signatory

CARLYLE PARTNERS V SA2 CAYMAN, L.P.
By: TC Group V Cayman, L.P., its general partner
By: CP V General Partner, L.L.C., its general partner

By:	/s/ Jeremy W. Anderson

Name:	Jeremy W. Anderson
Title:	Authorized Signatory

CARLYLE PARTNERS V SA3 CAYMAN, L.P.
By: TC Group V Cayman, L.P., its general partner
By: CP V General Partner, L.L.C., its general partner

By:	/s/ Jeremy W. Anderson

Name:	Jeremy W. Anderson
Title:	Authorized Signatory

CUSIP No. G0750C108	Schedule 13G	Page 26 of 28

CARLYLE PARTNERS V-A CAYMAN, L.P.
By: TC Group V Cayman, L.P., its general
partner
By: CP V General Partner, L.L.C., its general partner

By:	/s/ Jeremy W. Anderson
Name: Jeremy W. Anderson
Title: Authorized Signatory

CP V COINVESTMENT A CAYMAN, L.P.
By: TC Group V Cayman, L.P., its general
partner
By: CP V General Partner, L.L.C., its general
partner

By:	/s/ Jeremy W. Anderson
Name: Jeremy W. Anderson
Title: Authorized Signatory

CP V COINVESTMENT B CAYMAN, L.P.
By: TC Group V Cayman, L.P., its general
partner
By: CP V General Partner, L.L.C., its general
partner

By:	/s/ Jeremy W. Anderson
Name: Jeremy W. Anderson
Title: Authorized Signatory

CARLYLE COATING PARTNERS, L.P.
By: TC Group V Cayman, L.P., its general
partner
By: CP V General Partner, L.L.C., its general
partner

By:	/s/ Jeremy W. Anderson
Name: Jeremy W. Anderson
Title: Authorized Signatory

CUSIP No. G0750C108	Schedule 13G	Page 27 of 28

CEP III MANAGING GP HOLDINGS, LTD.

By:	/s/ David Pearson
Name: David Pearson
Title: Manager

CEP III MANAGING GP, L.P.
By: David S. Pearson, for and on behalf of CEP
III Managing GP Holdings, Ltd. as general
partner of CEP III Managing GP, L.P.

By:	/s/ David Pearson
Name: David Pearson

CARLYLE EUROPE PARTNERS III, L.P.
By: David S. Pearson, for and on behalf of CEP
III Managing GP Holdings, Ltd. as general
partner of CEP III Managing GP, L.P., as GP of
Carlyle Europe Partners III, L.P.

By:	/s/ David Pearson
Name: David Pearson

CEP III PARTICIPATIONS S.À R.L.
SICAR
Represented by Andrew Howlett-Bolton, as
Manager and authorized representative of CEP
III Managing GP Holdings, Ltd., Manager

By:	/s/ Andrew Howlett-Bolton
Name: Andrew Howlett-Bolton

CUSIP No. G0750C108	Schedule 13G	Page 28 of 28

LIST OF EXHIBITS

Exhibit No.	Description

99	Joint Filing Agreement (incorporated by reference to Exhibit 99 to the Schedule 13G filed by the Reporting Persons on February 12, 2015).